Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-194719, 333-202652, 333-209835, 333-212954, 333-216208, 333-227781, and 333-230350 on Form S-8 of our report dated March 15, 2019, relating to the consolidated financial statements of A10 Networks, Inc. and its subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (Topic 606)) appearing in the Annual Report on Form 10-K of A10 Networks, Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 9, 2020